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AVI Contacts:
AVI BioPharma Inc.
Denis R. Burger, Ph.D., CEO
Alan P. Timmins, President and COO
(503) 227-0554

Investor Contacts:
Lippert/Heilshorn & Associates Inc.
Bruce Voss (bvoss@lhai.com)
Jody Cain (jcain@lhai.com)
(310) 691-7000

Press Contacts:
Waggener Edstrom Bioscience
Colleen Beauregard (colleenb@wagged.com)
(503) 443-7000

For Immediate Release

March 26, 2002

AVI BioPharma Completes $22 Million Private Financing

        PORTLAND, Ore.—March 26, 2002—AVI BioPharma, Inc. (Nasdaq: AVII, AVIIW, AVIIZ) announced today that the company has closed a private equity financing for approximately $22 million with several institutional investors. AVI sold approximately 2.94 million shares of common stock at $7.50 per share, representing a discount of approximately 10 percent to Monday's closing price. Investors also received a warrant for the purchase of approximately 585,000 common shares for $10.50 per share. UBS Warburg acted as the exclusive placement agent on the transaction.

        The proceeds of the financing will be used to fund AVI's ongoing clinical trials and operations. AVI has two technologies in clinical trials, cancer immunotherapy and NeuGene® antisense technology which are both focused in applications for the treatment of life-threatening diseases. Initial applications in cancer and cardiovascular restenosis are currently in later stage clinical trials.

        "We are pleased to complete this financing in an admittedly difficult market," stated Denis R. Burger, Ph.D., AVI's chief executive officer. "In addition to securing another year of cash for the company, we have significantly broadened our exposure to important institutional investors going forward. This broadened exposure will serve us well as our proprietary technologies continue to prove themselves in the lab and the clinic."

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using two technology platforms: NeuGene antisense drugs and cancer immunotherapy. Its lead cancer agent, AVICINE®, a therapeutic cancer vaccine, has completed three Phase II trials in colorectal and pancreatic cancer and has initiated a Phase III trial in colorectal cancer. The first application of its NeuGene compounds, Resten-NG™, is designed to treat cancer, cardiovascular restenosis and other cell proliferation disorders by inhibiting the production of a cellular transcription factor, the oncogene c-myc. It is currently in Phase II trials for restenosis and in Phase I/II trials for cancer and polycystic kidney disease. More information about AVI is available on the Company's Web site at http://www.avibio.com/.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.

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AVI BioPharma Completes $22 Million Private Financing